Exhibit 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

For Immediate Release

PROLONG INTERNATIONAL CORPORATION

ANNOUNCES 2003 YEAR-END FINANCIAL RESULTS

— Utilizing New Funding to Promote Sales —

Irvine, CA., April 14, 2004 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the year ended December 31, 2003.

The Company reported a net loss of ($2.2) million or ($0.07) per diluted share, on net sales of $8.4 million for the year ended December 31, 2003, compared to a net loss of ($1.3) million or ($0.04) per diluted share, on net sales of $10.1 million for the year ended December 31, 2002 (as restated and discussed below). The decrease in net sales, and the increase in net loss, is primarily attributable to a decrease in lubricant sales as a result of a continuing soft market for specialty lubricants, competitive factors, reduced advertising exposure and general economic factors.

Additionally, the Company announced that it has restated its 2002 consolidated financial statements. In particular, the restatement addresses the accounting treatment for the sale of the Company’s land and building in 2002. The Company originally recognized a related gain of $983,000 during the year ended December 31, 2002, which was the period in which the Company’s legal and contractual obligations under the related mortgage debts were completely satisfied. Subsequently, in the course of preparing its financial statements for the year ended December 31, 2003, management determined that the gain on the sale of the Company’s land and building should be amortized on a straight-line basis over the term of the Company’s lease agreement, beginning on June 28, 2002, which is the date that the Company became legally released from its related mortgage debt obligations.

The foregoing restatement resulted in a decrease of the reported gain on sale of building in 2002 by $874,134 to $109,267, and a gain on sale of building of $218,534 in 2003. The balance of the gain will be recognized on a straight-line basis during years 2004 through 2006. Previously, the Company reported a net loss of ($380,436) or ($0.01) per diluted share, for the year ended December 31, 2002.

Finally, the Company announced that it has restated its 2001 consolidated financial statements with respect to the settlement of certain litigation with shareholders of EPL Pro-Long, Inc. (“EPL”) in December 2001. In connection with the settlement, the Company forgave $440,000 of advances that it made to EPL and issued 1,350,695 shares of common stock valued at $94,548. The Company originally considered this debt forgiveness and the additional share issuance as additional purchase price rendered to the EPL shareholders and recorded an increase to goodwill of $534,705 upon execution of the settlement agreement. Subsequently, in the course of preparing its financial statements for the year ended December 31, 2003, management determined that the advances made to EPL should have been reflected as period expenses in the period in which such advances were made and that the value of the additional shares issued should be reflected as a period expense in 2001 when the settlement agreement was executed. As a result, goodwill decreased by $534,705 at December 31, 2001, and general and administrative expenses and net loss increased by $228,897 in 1999, $85,579 in 2000, and $220,229 in 2001. Additional details regarding the restatements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission.

“The Company completed a $2.5 million debt financing with certain institutional investors, including St Cloud Capital Partners, L.P., during the fourth quarter of the year. The proceeds of the financing are now being utilized on a number of important marketing fronts to help promote sales and brand awareness” said Elton Alderman, President and CEO. “First, we have secured new international distributors, including strong distributors in China and Germany. As a result, we expect to see international sales increase during 2004.”

Mr. Alderman continued, “second, we are optimizing the in-store sales promotion programs with our existing retailers, and we are running television spot ads to help pull sales through retail. Based on the initial results that we have seen, we believe that the television spots are affecting point of sale numbers in a positive manner. We believe that there are numerous commercial and industrial sales opportunities in the marketplace. Our task is to focus on the proverbial low hanging fruit and generate sales. Again, having the operating capital to support these efforts has been a boost to the potential of our marketing programs.”

“Third,” Mr. Alderman continued, “we are producing a new infomercial to support retail sales. The Company has successfully used this medium in the past. Our mission is to do it again, with more professionalism than ever. Fourth, additional working capital has allowed us to push R&D efforts forward. The Company intends to show consumers some of the fruits of those labors during 2004. In addition, we are also in the process of substantially revising and updating our website, www.prolong.com.”

“The Company has challenges to meet during 2004, to be sure, but with the continued support of our shareholders, lenders, customers and hard working employees, I believe the Company can make an impressive performance statement to the world,” Mr. Alderman concluded.

Prolong International Corporation (AMEX: PRL), a technology driven consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in automotive, industrial and consumer applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

PROLONG INTERNATIONAL CORPORATION

Consolidated Condensed Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002 (Restated)	2003	2002 (Restated)
	(unaudited)	(unaudited)	audited	audited
Net sales	$1,905,050	$2,137,019	$8,350,757	$10,138,250
Cost of sales	711,302	810,724	2,958,309	3,532,754

Gross profit	1,193,748	1,326,295	5,392,448	6,605,496
Selling and marketing expenses	949,103	1,193,027	3,588,480	4,175,236
General and administrative expenses	1,261,379	752,590	3,264,395	2,822,649
Other (expenses) income, net	(20,303)	(22,709)	44,692	(87,730)

(Loss) before extraordinary item and provision for income taxes	(1,037,037)	(642,031)	(1,415,735)	(480,119)
Extraordinary item-gain from forgiveness of debt, net of income taxes.	—	—		406,476

(Loss) before provision for income taxes	(1,037,037)	(642,031)	(1,415,735)	(73,643)
Provision for income taxes	—	744,927	790,000	1,180,927

Net (loss)	$(1,037,037)	$(1,386,958)	$(2,205,735)	$(1,254,570)

Net (loss) per common share:
Basic	$(0.03)	$(0.05)	$(0.07)	$(0.05)

Diluted	$(0.03)	$(0.05)	$(0.07)	$(0.05)

Weighted average common shares:
Basic shares outstanding	29,789,598	29,789,598	29,789,598	29,789,598

Diluted shares outstanding	29,789,598	29,789,598	29,789,598	29,789,598

Consolidated Condensed Balance Sheets

	December 31, 2003	December 31, 2002 (Restated)
	audited	audited
Assets:
Cash and cash equivalents	$1,700,666	$261,623
Accounts receivable, net	1,019,052	1,622,414
Inventories, net	604,498	512,595
Other current assets	855,148	566,984

Total current assets	4,179,364	2,963,616

Property and equipment, net	234,768	329,985
Trademarks and intangible assets	3,000,000	3,000,000
Goodwill	2,523,302	2,523,302
Other assets	1,649,884	2,298,076

Total assets	$11,587,318	$11,114,979

Liabilities and stockholders’ equity:
Accounts payable	$826,475	$981,388
Accrued expenses and other current liabilities	1,911,017	919,274
Line of credit	737,564	863,592

Total current liabilities	3,475,056	2,764,254

Deferred gain, noncurrent	437,066	655,600
Notes payable, noncurrent	1,756,998	592,481

Total stockholders’ equity	5,918,198	7,102,644

Total liabilities and stockholders’ equity	$11,587,318	$11,114,979